EXHIBIT 11.1


                 CAPITAL FACTORS HOLDING, INC. AND SUBSIDIARIES
                       CALCULATION OF EARNINGS PER SHARE

                                                       YEARS ENDED DECEMBER 31,
                                                1997            1996            1995
                                             ------------    -----------    -------------
                                              (Dollars in thousands, except per share data)
Basic:
Net income applicable to common shares        11,662,279     11,115,224        8,693,097
Average common shares outstanding             12,301,315     11,044,809       10,000,000
                                             ------------    -----------    -------------
Net earnings per common share -- basic             $0.95          $1.01            $0.87
                                             ============    ===========    =============
Diluted:
Net earnings applicable to common shares      11,662,279     11,115,224        8,693,097
                                             ------------    -----------    -------------
Average common shares outstanding             12,301,315     11,044,809       10,000,000
Stock option adjustment                          294,955        106,034                -
                                             ------------    -----------    -------------
Average common shares outstanding --
diluted                                       12,596,270     11,150,843       10,000,000
                                             ------------    -----------    -------------
Net earnings per common share -- diluted           $0.93          $1.00            $0.87
                                             ============    ===========    =============
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